Continental Building Products Reports Fourth Quarter and Full Year 2016 Results

Herndon, Virginia, February 23, 2017. Continental Building Products, Inc. (NYSE: CBPX) (the Company), a leading manufacturer of gypsum wallboard and complementary finishing products, announced today results for the fourth quarter and year ended December 31, 2016.
Highlights of Fourth Quarter 2016 as Compared to Fourth Quarter 2015

•	Net sales increased 7.1% to $118.2 million

•	Net income improved to $12.6 million compared to $10.6 million

•	Earnings per share increased 28.0% to $0.32

•	Adjusted EBITDA[1] increased 1.9% to $33.8 million
Highlights of Full Year 2016 as Compared to Full Year 2015

•	Net sales increased 9.4% to $461.4 million

•	Net income improved to $44.0 million compared to $16.7 million

•	Earnings per share increased 176.9% to $1.08; Adjusted earnings per share[1] increased 40.5% to $1.18

•	Adjusted EBITDA[1] increased 6.8% to $133.8 million

•	Deployed $40.3 million to repurchase approximately 2.1 million shares of common stock

•	Extended debt maturity and reduced interest rate through successful refinancing

•	Cash flow from operations increased to $116.3 million, up 40.8%
“We are pleased to wrap up 2016 with another strong quarter of financial performance and significant cash flow generation reflecting the strength of our highly efficient, low cost operations,” stated Jay Bachmann, Continental’s President and Chief Executive Officer. “We delivered a 19% increase in net income and a 28% improvement in earnings per share in the fourth quarter 2016 compared to prior year."
Mr. Bachmann continued, “For the full year, as a result of our disciplined operations and efficient cost structure, we substantially increased net income and Adjusted EBITDA1 and improved cash flow from operations by 41% to $116.3 million. As we look forward to 2017, our strong balance sheet and cash flows provide us the opportunity to execute additional value-enhancing opportunities. This includes our expansion of the share repurchase authorization from $100 million to $200 million through 2018 and our plan to bolster our low cost operations by making high-return capital investments across our plant network in the range of $25 - $30 million over the next two years.”

1 See the financial schedules at the end of this press release for a reconciliation of adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, to relevant GAAP financial measures.

The Company announced today that its Board of Directors has authorized an expansion of its stock repurchase program from up to $100 million to up to $200 million. The program has also been extended from the end of 2017 to the end of 2018. To date against the new program, the Company has repurchased $51.9 million of our common stock at an average price of $19.13 per share.
Subsequent to year-end, the Company successfully repriced its term loan which lowered its interest rate by 25 basis points to LIBOR plus 2.50%, reducing its estimated interest expense by approximately $0.8 million per annum. All other terms and conditions under the term loan remain the same.
Fourth Quarter 2016 Results vs. Fourth Quarter 2015
Wallboard volumes increased to 666 million square feet (MMSF) for the fourth quarter 2016, compared to 596 MMSF in the prior year quarter. Net sales were up 7.1% to $118.2 million on higher volumes, compared to $110.4 million in the prior year quarter, partially offset by lower average mill net price2 of $141.61, compared to $148.37 in the prior year quarter.
SG&A expense was $9.6 million compared to $8.1 million in the prior year quarter, or 8.1% as a percentage of net sales compared to 7.3% in the prior year quarter.
Operating income was $22.8 million, compared to $20.8 million in the prior year quarter.
Other expenses, net was $0.2 million compared to $0.1 million in the prior year quarter.
Interest expense decreased 20.0% to $3.1 million, compared to $3.9 million in the prior year quarter, reflecting our continued reduction of long-term debt throughout the past twelve months and our debt refinancing in August 2016.
Net income for the fourth quarter 2016 grew to $12.6 million, or $0.32 per share, compared to $10.6 million, or $0.25 per share, in the fourth quarter 2015. Adjusted EBITDA1 was $33.8 million for the fourth quarter 2016, compared to $33.1 million in the prior year quarter.
Full Year 2016 Results vs. Full Year 2015
Wallboard volumes increased to 2,560 MMSF for the year ended December 31, 2016, compared to 2,199 MMSF in the prior year. Net sales were up 9.4% to $461.4 million on higher volumes, compared to $421.7 million in the prior year, partially offset by lower average mill net price2 of $143.83, compared to $153.70 in the prior year.
SG&A expense was $37.9 million compared to $34.9 million in the prior year, or 8.2% as a percentage of net sales compared to 8.3% in the prior year.
Operating income was $87.1 million, compared to $44.0 million in the prior year, largely due to prior year including a long term incentive plan payout that was funded by our former private equity sponsor of $29.9 million.
Other expenses, net was $6.0 million for the full year 2016 compared to $0.8 million for the full year 2015. The $5.2 million increase was primarily the result of a $5.8 million expense incurred in the third quarter of 2016 related to refinancing of the long term debt.
Interest expense decreased 17.3% to $13.6 million, compared to $16.4 million in the prior year, reflecting our continued reduction of long-term debt throughout the year and lower interest costs from our debt refinancing in August 2016.
Net income for the full year 2016 grew to $44.0 million, or $1.08 per share, compared to $16.7 million, or $0.39 per share, for the full year 2015. Adjusted EBITDA1 was $133.8 million for the full year 2016, compared to $125.3 million in the prior year.

2 Mill net price represents average selling price per thousand square feet (MSF), net of freight and delivery costs.

Balance Sheet and Cash Flow
In August, 2016, the Company refinanced its entire outstanding long term debt. The new borrowings consist of a $275.0 million senior secured term loan facility and a $75.0 million senior secured revolving credit facility. Borrowing under the new term loan bear interest at a floating rate based on LIBOR, with a 0.75% floor, plus 2.75% compared to the previous term loan which had a floating rate based on LIBOR, with a 1.00% floor, plus 3.00%. Additionally, the new term loan has a final maturity in 2023, compared to the prior term loan which was due in 2020. On February 21, 2017 the term loan was successfully repriced lowering the spread over LIBOR from 2.75% to 2.5%.
As of December 31, 2016, the Company had cash of $51.5 million and total outstanding borrowing under the credit agreement of $273.6 million. During the year ended December 31, 2016, the Company generated cash flows from operations of $116.3 million and incurred $12.1 million of capital expenditures and software development costs.
During the full year of 2016, the Company repurchased approximately 2.1 million shares of its common stock at an aggregate purchase price of $40.3 million as part of its share repurchase program, representing 5.0% of its outstanding shares as of December 31, 2015.
Forward Looking Guidance
For the full year 2017, guidance on certain expectations is as follows:

•	SG&A is expected to be in the range of $38 - $40 million.

•	We expect inflation on our cost of goods sold to be in the range of 5% - 7% and, excluding depreciation and amortization, to be roughly in the 6% - 8% range.

•	Total capital spending is expected to be in the range of $24 - $31 million.

◦	Maintenance capital is expected to be in the range of $12 - $14 million.

◦	High-return plant network capital is expected to be in the range of $12 - $17 million.

•	Depreciation and Amortization is expected to be in the range of $43 - $45 million.

•	Effective interest rate on our term loan is expected to be 4.05% while the cash interest rate is expected to be 3.6%

•	Effective tax rate is expected to be in the range of 33% - 35%
Investor Conference Webcast and Conference Call:
The Company will host a webcast and conference call on Thursday, February 23, 2017 at 5:00 p.m. Eastern time to review fourth quarter and full year 2016 financial results and discuss recent events and conduct a question-and-answer period. The live webcast will be available on the Investor Relations section of the Company’s website at www.continental-bp.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through March 23, 2017, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the passcode 13634638.

About Continental Building Products
Continental Building Products is a leading North American manufacturer of gypsum wallboard and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada. For additional information, visit www.continental-bp.com.
Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.
Contact Information:
Investor Relations:
Tel.: 703-480-3980
Investorrelations@continental-bp.com

Continental Building Products, Inc.
Consolidated Statements of Operations

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(in thousands, except share data and per share amounts)
	(Unaudited)	(Unaudited)
Net sales	$118,217	$110,360	$461,375	$421,682
Costs, expenses and other income:
Cost of goods sold	85,862	81,498	336,317	312,840
Selling and administrative	9,554	8,092	37,918	34,891
Long Term Incentive Plan Funded by Lone Star	—	—	—	29,946
Total costs and operating expenses	95,416	89,590	374,235	377,677
Operating income	22,801	20,770	87,140	44,005
Other expense, net	(223)	(51)	(5,963)	(751)
Interest expense, net	(3,098)	(3,873)	(13,590)	(16,432)
Income before losses from equity method investment and provision for income tax	19,480	16,846	67,587	26,822
Losses from equity method investment	(10)	(220)	(736)	(750)
Income before provision for income taxes	19,470	16,626	66,851	26,072
Provision for income taxes	(6,879)	(6,023)	(22,827)	(9,336)
Net income	$12,591	$10,603	$44,024	$16,736

Net income per share:
Basic	$0.32	$0.25	$1.08	$0.39
Diluted	$0.31	$0.25	$1.08	$0.39
Weighted average shares outstanding:
Basic	39,918,867	42,025,549	40,605,464	43,172,528
Diluted	40,014,797	42,065,067	40,662,304	43,218,324

Continental Building Products, Inc.
Consolidated Balance Sheets

	As of December 31,
	2016	2015
	(in thousands)
Assets:
Cash and cash equivalents	$51,536	$14,729
Receivables, net	32,473	35,812
Inventories, net	25,239	27,080
Prepaid and other current assets	7,485	6,448
Total current assets	116,733	84,069
Property, plant and equipment, net	307,838	326,407
Customer relationships and other intangibles, net	81,555	94,835
Goodwill	119,945	119,945
Equity method investment	8,020	9,262
Debt issuance costs	658	450
Total Assets	$634,749	$634,968
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable	$27,411	$22,788
Accrued and other liabilities	12,321	12,334
Notes payable, current portion	1,742	—
Total current liabilities	41,474	35,122
Deferred taxes and other long-term liabilities	19,643	12,537
Notes payable, non-current portion	264,620	286,543
Total Liabilities	325,737	334,202
Equity:
Undesignated preferred stock, par value $0.001 per share; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share; 190,000,000 shares authorized; 44,191,370 and 44,145,080 shares issued, respectively; 39,691,715 and 41,750,031 shares outstanding, respectively	44	44
Additional paid-in capital	322,384	319,817
Less: Treasury stock	(88,756)	(48,479)
Accumulated other comprehensive loss	(3,409)	(5,341)
Accumulated earnings	78,749	34,725
Total Equity	309,012	300,766
Total Liabilities and Equity	$634,749	$634,968

Continental Building Products, Inc.
Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2016	2015
	(in thousands)
Cash flows from operating activities:
Net income	$44,024	$16,736
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,646	51,308
Bad debt recovery	(104)	(166)
Amortization of debt issuance costs and debt discount	1,947	2,315
Loss on disposal of property, plant and equipment	128	95
Losses from equity method investment	736	750
Loss on debt extinguishment	5,802	—
Stock-based compensation	2,288	801
Deferred taxes	6,504	3,407
Change in assets and liabilities:
Receivables	3,446	4,299
Inventories	1,921	2,116
Prepaid expenses and other current assets	767	749
Accounts payable	2,058	(1,323)
Accrued and other current liabilities	360	1,682
Other long term liabilities	(256)	(191)
Net cash provided by operating activities	116,267	82,578
Cash flows from investing activities:
Capital expenditures	(11,733)	(8,812)
Software purchased or developed	(414)	(1,217)
Capital contributions to equity method investment	(349)	(103)
Distributions from equity method investment	855	1,010
Net cash used in investing activities	(11,641)	(9,122)
Cash flows from financing activities:
Capital contribution from Lone Star Funds	—	29,750
Proceeds from exercise of stock options	20	873
Proceeds from debt refinancing	275,000	—
Disbursements for debt refinancing	(271,988)	—
Payments of financing costs	(4,424)	—
Principal payments for First Lien Credit Agreement	(26,375)	(55,000)
Payments to repurchase common stock	(40,277)	(48,479)
Net cash used in financing activities	(68,044)	(72,856)
Effect of foreign exchange rates on cash and cash equivalents	225	(1,498)
Net change in cash and cash equivalents	36,807	(898)
Cash, beginning of period	14,729	15,627
Cash, end of period	$51,536	$14,729

Reconciliation of Non-GAAP Measures
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP). This release presents EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share, as supplemental performance measures because management believes that they facilitate a comparative assessment of the Company’s operating performance relative to its performance based on results under GAAP while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance. Furthermore, the Company's Board of Director compensation committee uses non-GAAP EBITDA to evaluate management's compensation. Management also believes that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are useful to investors because they allow investors to view the business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods.
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share in the same manner. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are not measurements of the Company’s financial performance under GAAP and should not be considered in isolation or as alternatives to net income or earnings per share determined in accordance with GAAP or any other financial statement data presented as indicators of financial performance or liquidity, each as calculated and presented in accordance with GAAP.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Adjusted EBITDA
	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(in thousands)
Net income	$12,591	$10,603	$44,024	16,736
Adjustments:
Other expense, net	223	51	5,963	751
Interest expense, net	3,098	3,873	13,590	16,432
Losses from equity method investment	10	220	736	750
Provision for income taxes	6,879	6,023	22,827	9,336
Depreciation and amortization	10,990	12,377	46,646	51,308
EBITDA—Non-GAAP Measure	33,791	33,147	133,786	95,313
Long Term Incentive Plan Funded by Lone Star (a)	—	—	—	29,946
Adjusted EBITDA—Non-GAAP Measure	$33,791	$33,147	$133,786	$125,259
Adjusted EBITDA Margin - Adjusted EBITDA as a percentage of net sales - Non-GAAP Measure	28.6%	30.0%	29.0%	29.7%

(a)	Represents expense recognized pursuant to the Long Term Incentive Plan sponsored by an affiliate of Lone Star Funds. The amounts were funded by the affiliate of Lone Star Funds.

Reconciliation of GAAP Net Income and Earnings Per Share (EPS) to Non-GAAP Adjusted Net Income and Adjusted EPS
	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(dollars in thousands, except per share amounts)
Net income - GAAP Measure	$12,591	$10,603	$44,024	$16,736
Expense of original issue discount and deferred financing fees for debt refinancing, after tax	—	—	3,821	—
Long Term Incentive Plan funded by Lone Star, after tax (a)	—	—	—	19,465
Adjusted net income - non-GAAP measure	$12,591	$10,603	$47,845	$36,201

Earnings per share - GAAP measure	$0.32	$0.25	$1.08	$0.39
Expense of original issue discount and deferred financing fees for debt refinancing, after tax	—	—	0.10	—
Long Term Incentive Plan funded by Lone Star, after tax	—	—	—	0.45
Adjusted earnings per share - non-GAAP measure	$0.32	$0.25	$1.18	$0.84

(a)	Represents expense recognized pursuant to the LTIP. All amounts were funded by an affiliate of Lone Star Funds.

Other Financial and Operating Data:
	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(dollars in thousands, except mill net)
Capital expenditures and software purchased or developed	$6,964	$6,298	$12,147	$10,029
Wallboard sales volume (million square feet)	666	596	2,560	2,199
Mill net sales price (a)	$141.61	$148.37	$143.83	$153.70

(a)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.

Interim Volumes and Mill Net Prices (Unaudited)
	For the Three Months Ended
	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016
Volumes (million square feet)	596	617	643	634	666
Mill net Price per MSF - Total	$148.37	$144.62	$144.86	$144.34	$141.61
Mill net Price per MSF - U.S. only	$151.74	$147.54	$148.15	$147.96	$143.79